UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2015

RESPONSE GENETICS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number:  1-33509

Delaware	11-3525548
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1640 Marengo St. 7th Floor

Los Angeles, California 90033

(323) 224-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On October 1, 2015, Response Genetics, Inc. (the “Company”) received approval from the United States Bankruptcy Court for the District of Delaware to sell substantially all of its assets to New Jersey-based Cancer Genetics, Inc. (“CGI”). In connection with the transaction, CGI also agreed to assume RGI’s approximately 27,000 square foot laboratory facility located in Los Angeles, California as well as certain of RGI’s liabilities.  The sale is subject to certain customary closing conditions and is anticipated to close by October 9, 2015. The purchase price is $14 million consisting of $7 million in cash and 788,584 shares of CGI common stock that the parties agreed to value at $7 million.

CGI is an emerging DNA and molecular diagnostics company focused on the personalization of cancer treatment through the discovery, development and commercialization of genomic and biomarker based panels to help clinicians, hospitals, and biopharmaceutical companies globally. Its stock is traded on the Nasdaq under the symbol CGIX - (Nasdaq:CGIX).

 Certain statements contained in this document may be deemed to be forward-looking statements under federal securities laws. The Company intends that all such forward-looking statements be subject to the safe harbor created under such laws. Such forward-looking statements include, but are not limited to, statements regarding the timing of the closing of the sale transaction and the value of the purchase price payable in such transaction. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include, but not are not limited to, (a) the willingness of the Company’s secured lenders to continue to fund its operations through the closing date; (b) the Company’s ability to remain in place as debtor in possession; (c) the Company’s ability to successfully complete the bankruptcy sale process; (d) other risks of Chapter 11 bankruptcy proceedings; and (e) as detailed in the Company’s SEC reports.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2015	RESPONSE GENETICS, INC.

	By:	/s/ Kevin R. Harris
	Name: Title:	Kevin R. Harris Chief Financial Officer